Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) by and between Aveo Pharmaceuticals, Inc. (the “Company”) and Karuna Rubin (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of June 16, 2015 (the “Employment Agreement”), and to the Severance and Change in Control Agreement dated as of March 13, 2019 (the “Severance Agreement”);

WHEREAS, Executive currently serves as the Company’s Senior Vice President, General Counsel and Secretary, but Executive’s employment with and service as an officer of the Company is ending effective January 21, 2021 (the “Separation Date”); and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive, and the Parties acknowledge and agree that Executive is not eligible to receive any further or additional payments or benefits pursuant to the Employment Agreement, Severance Agreement, or any other policy or agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Separation Date –

(a) Executive’s effective date of separation from employment with the Company, and from all other positions she holds as an officer or employee of the Company, is the Separation Date.

(b) Upon the Separation Date, Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, including any amounts for accrued unused vacation time to which Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through the Separation Date (together, the “Accrued Obligations”). As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

2.

Separation Benefits – Provided Executive signs and returns this Agreement on or before February 15, 2021 and does not revoke the Agreement during the Revocation Period (as defined in Section 13 below), the Company will provide Executive with the following separation benefits in consideration of Executive’s commitments and obligations set forth in this Agreement (the “Separation Benefits”):

a.

Severance Pay – Commencing on the Company’s first regularly scheduled payroll date that follows the Agreement Effective Date and continuing for twelve (12) months thereafter, Executive will receive salary continuation payments, in accordance with the Company’s regular payroll practices, in an aggregate amount equal to Executive’s annualized base salary as of the Separation Date, less all applicable taxes and withholdings.

b.

Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, commencing on the Separation Date, and continuing until the earlier of (x) the date that is twelve (12) months following the Separation Date and (y) the end of the calendar month in which Executive becomes eligible to receive group health insurance coverage under another employer’s benefit plan (the “COBRA Contribution Period”), pay on Executive’s behalf the amount of the premiums for such coverage that the Company pays on behalf of active and similarly situated employees with the same type of coverage. The balance of such premiums during the COBRA Contribution Period, and all premium costs after the COBRA Contribution Period, shall be paid by Executive on a monthly basis during the elected period of insurance coverage under COBRA for as long as, and to the extent that, she remains eligible for and elects to remain enrolled in COBRA continuation coverage. Executive agrees that, should she obtain alternative health and/or dental insurance coverage prior to the date that is twelve (12) months following the Separation Date, she will so inform the Company in writing within five (5) business days of obtaining such coverage.

c.

Option Acceleration/Extension of Exercise Period. Effective as of the Agreement Effective Date, the vesting of each option to acquire Company common stock granted by the Company to Executive (each, an “Option”) shall be become accelerated with respect to the number of shares of Company common stock that would have become vested had the Executive remained employed with the Company for a period of six (6) months following the Separation Date (the portion of the Options that is vested and exercisable taking into account such accelerated vesting, the “Vested Portion of each Option”)), with the Vested Portion of each Option being exercisable for a period of six (6) months following the Separation Date and otherwise remaining subject to the terms of the applicable stock option agreement and the plan under which each such Option was granted. For the avoidance of doubt, as of the Agreement Effective Date, the Vested Portion of each Option shall be treated as a nonqualified stock option for tax purposes even if that option was intended to be an incentive stock option. The portion of each Option other than the Vested Portion of each Option, shall be cancelled and terminated as of the Separation Date and shall be of no further force or effect following the Separation Date.

d.

2020 Bonus. Notwithstanding the Company’s requirement that an employee must remain employed at the time of payout to be eligible to receive an annual bonus, the Company will pay Executive one hundred forty-nine thousand eight hundred thirty-nine dollars ($149,839.00), less applicable taxes and withholdings, representing 100% of the target bonus for which Executive would have been eligible had she remained employed with the Company on the date that bonuses related to 2020 are paid to active and similarly situated employees. This payment will be made on the first regularly scheduled payroll date that follows the Agreement Effective Date.

e.

Outplacement/Coaching. The Company will provide Executive with a total amount of up to ten thousand dollars ($10,000) of outplacement and/or executive coaching services through the provider(s) of Executive’s choice, to be used on or before May 31, 2021. Payment for such services will be made by the Company directly to the provider(s).

Other than the Separation Benefits and Accrued Obligations, Executive will not be eligible for, nor shall she have a right to receive, any payments or benefits from the Company following the Separation Date. Executive acknowledges that she will not be eligible to receive the Separation

Benefits (or any payments or benefits from the Company other than the Accrued Obligations) if she fails to timely enter into this Agreement or if she timely revokes this Agreement as described in Section 13.

It is intended that each installment of the separation payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges she would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with, separation or termination from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement and/or the Severance Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise (except as and to the extent explicitly set forth in Section 2(c) above); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprive Executive of any rights under the stock option described in Section 2(c) above and any other accrued benefits to which Executive has acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement, or any health care continuation to the extent required by applicable law; or (iii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in any agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or by-laws.

4.

Continuing Obligations – Executive acknowledges and reaffirms her continuing obligations pursuant to the Invention and Non-Disclosure Agreement she executed in connection with her employment, which obligations survive her separation from employment and remain in full force and effect. Executive further acknowledges and reaffirms her continuing obligations to refrain from the Restricted Activities set forth in Section 4 of the Severance Agreement (i.e., her obligations with respect to non-competition, non-solicitation, and non-disparagement); provided however, and for the avoidance of doubt, that nothing herein shall be construed as limiting Executive’s right to practice law in accordance with Massachusetts Rule of Professional Conduct 5.6 or other applicable rules of professional conduct.

5.

Non-Disparagement – Executive understands and agrees that, except as otherwise permitted by Section 8 below, and in addition to her non-disparagement obligation set forth in Section 4 of the Severance Agreement, she will not at any time, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. For the avoidance of doubt, the foregoing shall not prevent Executive from stating or repeating factual information with respect to the Company or its assets which is otherwise publicly available. The Company agrees that its Board members and its named executive officers (as determined pursuant to Item 402(a)(3) of Regulation S-K) will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding Executive; provided, however, that nothing in this Section 5 shall restrict or otherwise limit such Board members or named executive officers from disclosing events or circumstances in such manner as they or the Company deem necessary to comply with or satisfy their or the Company’s disclosure, reporting or other obligations under applicable law.

6.

Return of Company Property – Executive confirms that she has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in her possession or control, and that she has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that she developed or helped to develop during her employment, and that she has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to her; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive further confirms that she has cancelled all accounts for her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.

Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 8 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and her agents and representatives and shall not be disclosed by Executive or her agents and representatives except as otherwise agreed to in writing by the Company.

8.

Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.

Cooperation – Executive agrees that, to the extent permitted by law, she shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in her possession, and to act as a witness when requested by the Company. The Company will reimburse Executive for all reasonable and documented out of pocket costs that she incurs to comply with this paragraph. Executive further agrees that, to the extent permitted by law, she will notify the Company promptly in the event that she is served with a subpoena (other than a subpoena issued by a government agency), or in the event that she is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.

Amendment and Waiver – This Agreement, upon the Agreement Effective Date, shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.

Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.

Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

13.

Time for Consideration and Revocation; Acknowledgements – Executive acknowledges that she was initially presented with this Agreement on January 21, 2021 (the “Receipt Date”), that she has been given at least twenty-one (21) days from the Receipt Date to consider this Agreement, and that the Company is hereby advising her to consult with an attorney of her own choosing prior to signing this Agreement. Executive understands that she may revoke the Agreement for a period of seven (7) days after she signs it (the “Revocation Period”) by notifying the Company in writing. Executive further understands that this Agreement shall be of no force or effect unless she signs and returns this Agreement on or before February 15, 2021 and does not revoke the Agreement during the Revocation Period by notifying the Company in writing (the day immediately following the expiration of such Revocation Period, the “Agreement Effective Date”). In the event Executive executes this Agreement prior to February 15, 2021, she acknowledges that such decision is entirely voluntary. Executive further acknowledges and agrees that any changes made to this Agreement following her initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the twenty-one (21) day consideration period. Executive understands and agrees that by entering into this Agreement, she is waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she has received consideration beyond that to which she was previously entitled.

14.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement and that she has been represented by counsel of her own choosing. Executive further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

15.

Governing Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the Commonwealth of Massachusetts, or if appropriate, the United States District Court for the District of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter thereof. Each of the Company and Executive waives any objection to laying venue in any such action or proceeding in such courts, waives any objection that such courts are an inconvenient forum or do not have jurisdiction over either party, and agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with the terms of this Agreement.

16.

Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, separation benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

17.

Tax Acknowledgement – In connection with the Separation Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by her with respect to such Separation Benefits under applicable law. Executive acknowledges that she is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement. Executive further acknowledges and agrees that the Company is not making any representations or warranties to her and shall have no liability to her or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.

18.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Michael Bailey	Date:	January 25, 2021
Name:	Michael Bailey
Title:	President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in writing to the Company within seven (7) days following the date below and I understand that my receipt of the Separation Benefits described herein is contingent upon my non-revocation of this Agreement.

Karuna Rubin

/s/ Karuna Rubin	Date: January 24, 2021